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Exhibit (a)(9)

[E-mail Correspondence to BroadVision, Inc. Employees, dated April 25, 2001]

Starting on the date of this email, BroadVision has commenced an Offer To Exchange Outstanding Stock Options to Purchase Common Stock. This Offer is set forth in a document filed with the Securities and Exchange Commission. It is also contained on an internal website established by BroadVision solely for this Offer, that we also refer to as the Stock Option Exchange Program.

PASSWORD ACCESS: This email contains the link to access online information about the Option Exchange Program. It also has your personal username and password to access the online Election Form, which allows you to exchange your options, if you wish. Please read this email in its entirety and keep it in a safe place. For security reasons, you will not be able to change the password that is assigned to you in this email. You also need to be in the BroadVision corporate LAN (or dialed in via Pal or Aventail) to access the site.

As Pehong Chen announced at the beginning of April, BroadVision is offering all employees the opportunity to exchange their BroadVision options for new options to be priced in approximately November 2001. This is in answer to market conditions that have caused many BroadVision employees to hold "underwater" options.

For complete details, and an online form for exchanging your options, follow the link below to the Option Exchange Program web site. After reading the information on the site, use your username and password provided below to display the online Election Form. The form will be pre-populated with your stock option information. Indicate your preference on the form for exchanging or keeping your options.

You have from now until 5:00 p.m., Pacific Daylight time, on May 25, 2001 to make your decision. Note that this deadline may be extended and you will be notified if it is. You may return to the site and change your election preference as often as you need to.

The password below is unique to you and allows the site to retrieve your stock option information. Do not lose this email, and do not share your password with others. If you lose your username or password, or have questions after reading the material on the site, send an email to OptionExchange@broadvision.com.

Website: http://optionexchange.broadvision.com/home

Your username is xxxxxx
Your password is xxxxxx